Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended May 31, 2012

(Dollars in millions)

May 2012
Domestic Card Metrics(1) (2)
Net principal charge-offs	$170
Average loans held for investment	52,841
Net charge-off rate(3)	3.85%
30+ day delinquencies	1,674
Period-end loans held for investment	$53,268
30+ day delinquency rate(4)	3.14%

International Card Metrics(2)
Net principal charge-offs	$37
Average loans held for investment	8,338
Net charge-off rate(3)	5.30%
30+ day delinquencies	$384
Period-end loans held for investment	7,963
30+ day delinquency rate(4)	4.83%

Auto Finance Metrics
Net principal charge-offs	$20
Average loans held for investment	24,504
Net charge-off rate(3)	0.97%
30+ day delinquencies	$1,429
Period-end loans held for investment	24,801
30+ day delinquency rate(4)	5.76%

(1)

On May 1, 2012, we completed the acquisition of assets and assumption of liabilities of HSBC’s credit card and private-label credit card business in the United States (the “HSBC Transaction”). The HSBC Transaction added approximately $28.2 billion to our domestic credit card receivables as of the acquisition date. We are in the process of completing the initial accounting for the HSBC Transaction, including the purchase price allocation, and will begin reporting the results of the HSBC Transaction in our unaudited consolidated financial statements in the second quarter of 2012. Because the initial accounting has not been completed, our Domestic Card metrics as of and for the month ended May 31, 2012 exclude the impact of the HSBC Transaction.

(2)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(4)	Calculated by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.